EXHIBIT 99

Date:	October 25, 2007

Subject:	Baldor Electric Company
3rd Quarter 2007 Results and Discussion

Page:	1 of 3

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, power transmission products, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results for the third quarter and first nine months of 2007.

	3rd Quarter			Year-To-Date
	2007	2006		2007	2006
(in thousands except per share data)	Sep 29, 2007	Sep 30, 2006	% Chg	Sep 29, 2007	Sep 30, 2006	% Chg
Net Sales	$480,595	$212,905	126%	$1,367,904	$610,826	124%
Cost of Sales	336,208	158,318		962,371	450,175

Gross Profit	144,387	54,587	165%	405,533	160,651	152%
SG&A	77,193	33,890		217,096	99,955

Operating Profit	67,194	20,697	225%	188,437	60,696	210%
Other Income	110	456		1,780	835
Interest Expense	28,821	1,680		79,733	4,562

Earnings Before Income Taxes	38,483	19,473	98%	110,484	56,969	94%
Income Taxes	13,838	7,291		39,758	21,023

Net Earnings	$24,645	$12,182	102%	$70,726	$35,946	97%

Earnings Per Share – Diluted	$0.53	$0.37	43%	$1.58	$1.09	45%
Dividends Per Share	$0.17	$0.17	0%	$0.51	$0.50	2%

Average Shares Outstanding	46,559	32,627		44,904	32,989

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to announce sales for the third quarter of $481 million, a 126% increase. Earnings increased 102% to $25 million, and earnings per share increased 43% to $0.53. For the quarter, gross profit improved to 30% and operating profit improved to 14%. During the quarter, we reduced debt by an additional $33 million bringing our total repayment to $158 million for the year. We expect to meet our goal of $175 million in debt reduction during 2007. These results include the operations of Reliance Electric Company which was acquired on January 31, 2007.

“Part of our strategy in acquiring Reliance Electric Company is to have two strong sales forces, one focused on Dodge® power transmission products and one focused on Baldor-Reliance® motors, drives and generators. This has now been accomplished. With these larger, more dedicated sales forces, we believe our customers will receive better service, and we expect to achieve higher sales growth.”

SELECTED FINANCIAL DATA (preliminary, unaudited)

	3rd Qtr	2nd Qtr		Year-To-Date
	2007	2007		2007	2006
(in thousands)	Sep 29, 2007	Jun 30, 2007	(in thousands)	Sep 29, 2007	Sep 30, 2006
Cash	$41,931	$82,700	Total Depr & Amortization	$53,300	$14,567
Trade Receivables – net	295,025	279,669	Cash Flow from Operations	114,912	39,060
Inventories	321,077	327,687	Capital Expenditures	23,474	14,351
			Dividends	23,375	16,291
Total Assets	2,851,568	2,920,260
Total Debt	1,394,025	1,427,025	Depr & Amortization for purchase accounting
Shareholders’ Equity	800,583	780,249		16,100

Date:	October 25, 2007	For more information contact
Subject:	Baldor Electric Company 3rd Quarter 2007 Results & Discussion	Baldor Electric Company P O Box 2400 Fort Smith, Arkansas 72902 John McFarland Ronald Tucker Tracy Long	Phone: Fax: Website:	479-646-4711 479-648-5701 www.baldor.com Chairman & CEO President & COO VP Investor Relations

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We have prepared answers to a list of questions recently asked by shareholders.

Q… How was business during the quarter?

Orders and shipments during the quarter were good in July and September but flat during August. For the entire quarter, sales to original equipment manufacturers were up 8% while sales to distributors were up less than 2%.

Compared to third quarter 2006, industrial motor sales (61% of revenue) were up 7%, power transmission product sales (29% of revenue) were up 5%, drives sales (7% of revenue) were down 11% and generator sales (3% of revenue) were down 6%. These growth rates include comparable sales for Dodge and Reliance. Throughout the business we saw strength in agriculture, industrial air conditioning, compressor, and conveyor applications.

Q… How were sales of premium-efficient motors?

Premium-efficient motors continue to grow at more than twice the rate of our standard motor line as more and more customers realize the savings that can be achieved by using high-efficiency motors. Over 25% of all electricity consumed in the United States is used to run motors like those we make. As a result, we believe sales of these products will continue to grow faster than standard motors.

Q… How were operating cash flows during the quarter?

Operating cash flows amounted to approximately $3 million for the third quarter. The decrease in operating cash flows from the second quarter was largely due to the timing of interest payments on our acquisition debt. During the third quarter we made interest payments totaling $42 million, compared to $6 million in the second quarter. We make semi-annual interest payments of $24 million on our bond debt, the first of which was paid during the third quarter. For the first nine months of 2007 we have realized $115 million in operating cash flows, allowing us to make good progress on reducing our term loan debt.

Q… Explain the new sales force structure and why it’s so important.

In order to provide our customers with better service and to generate faster sales growth, we have established two larger sales organizations, one for Dodge power transmission products and one for Baldor-Reliance motors, drives and generators. This strategy gives us more sales people to work with our current and new customers.

Q… Nearly nine months after your acquisition took place, are you pleased with the progress you’ve made?

Yes. We have been extremely impressed with the people, products and facilities that are now part of Baldor. Combined, our organizations complement each other in many ways. Our integration plan is working, and we are ahead of many of our targets, including debt reduction. As a single company, we are better positioned to take care of our customers and grow our business globally.

Q… What other events happened during the quarter?

Since the Company was founded in 1920, we have been committed to producing energy-efficient motors that have a minimal impact on the environment. This quarter, we created goals to help us reduce our environmental footprint. Those goals are to:

•	reduce the solid waste we send to landfills by 25%
•	reduce our electricity consumption by 20%
•	reduce our natural gas consumption by 5%
•	reduce our water consumption by 10%
•	plant 5,000 trees at our 26 locations
•	further improve the efficiency of our products

We expect to accomplish these goals over the next three years.

Date:	October 25, 2007	For more information contact
Subject:	Baldor Electric Company 3rd Quarter 2007 Results & Discussion	Baldor Electric Company P O Box 2400 Fort Smith, Arkansas 72902 John McFarland Ronald Tucker Tracy Long	Phone: Fax: Website:	479-646-4711 479-648-5701 www.baldor.com Chairman & CEO President & COO VP Investor Relations

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Q… How does business look for fourth quarter 2007?

We expect net sales to be lower in the fourth quarter than they were in the third quarter due to holidays. However, we expect the rate of sales growth in the fourth quarter to be slightly higher than the rate of sales growth in the third quarter.

Q… When will your next update be?

We will hold a conference call on Friday, October 26, 2007 at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com or by calling 888-397-5335. A replay will be available through November 3, 2007 and can be accessed by calling 888-203-1112 (passcode 4020536).

We will also make presentations at the Baird Industrial Conference in Chicago on November 7, 2007, the Stephens Investment Conference in New York on November 15, 2007, the Bear Stearns Capital Goods Conference in New York on November 28, 2007, and the Merrill Lynch Growth Conference in New York on December 13, 2007.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “will”, “intend”, “expect”, “may”, “could”, “future”, “susceptible”, “unforeseen”, anticipate”, “would”, “subject to”, “depend”, uncertainties”, “predict”, “can”, “expectations”, “if”, “unpredictable”, “unknown”, “pending”, “assumes”, “continued”, “ongoing”, “assumption” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.